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                                    HILTON
                              Hotels Corporation



                                  Contact: Kathy Shepard
                                  Vice President - Corporate Communications
                                  310-205-7676



                              LUERY RETIRES AS PRESIDENT

                                 OF BALLY'S LAS VEGAS


    Las Vegas, Nev., May 20, 1997 -- Hilton Gaming Corporation said today that Darrell A. Luery, 56, has announced his retirement as president of Bally's-Las Vegas, effective the end of this month. Luery, who has served as the 2,814-room casino-resort's president since 1989, said he is retiring after a 20-year career in the gaming industry, and will relocate to Denver in order to spend more time with his family.

    "During his tenure with Bally's, Darrell did an outstanding job in giving the resort a new vitality and focused direction that resulted in tremendous revenues the last several years," said Arthur M. Goldberg, executive vice president of Hilton Hotels Corporation and president - gaming operations. "We wish Darrell nothing but the best in his retirement."

    While at Bally's, Luery directed an extensive $90 million remodeling program in which virtually every aspect of the resort's public space was renovated over a five-year period. He had oversight of such major projects as construction of the $25 million MGM Grand-Bally's Monorail; development of the $14.5 million Bally's Plaza, an elaborate people-mover walkway system that serves as the property's grand entrance; remodeling of the Bally's Avenue Shoppes, the resort's European-themed retail attraction, and development of Bally's $3.7 million race and sports book, one of Las Vegas' premier facilities of its kind.

    Prior to joining Bally's, Luery served as executive vice president of the Ramada Inc. Gaming Group (now Aztar), where he developed and opened the Ramada Express Hotel-Casino in Laughlin. In addition, he served as vice president of worldwide marketing for Holiday Corp. and later for Harrah's as senior vice president of marketing. He was also general manager of Harrah's Marina and Trump Plaza Hotel-Casino in Atlantic City.

    Luery is a graduate of George Washington University and the Harvard Business School.